Exhibit 10.14

STEPHEN D. MIRANTE

SENIOR VICE PRESIDENT

HUMAN RESOURCES SPECIALTY SERVICES

CBS CORPORATION

51 WEST 52 STREET

NEW YORK, NEW YORK 10019-6188

(212) 975-1124

FAX: (212) 975-1931

sdmirante@cbs.com

Dear Richard:	October 26, 2006

This will confirm in writing the key terms of our offer to employ you as Executive Vice President, General Counsel for CBS Outdoor, effective November 30, 2006.

We have agreed to pay you a base salary at an annual rate of Three Hundred Ninety Thousand Dollars ($390,000). Your base salary will be subject to review and the potential of increase, in accordance with Company compensation guidelines.

Your annual “target” bonus incentive, commencing with calendar year 2007, will be an amount equal to 50% of your base salary. The precise amount of such bonus payment, if any, will be determined on an annual basis and will depend on Company and individual performance. Any bonus you are awarded will be payable at the time bonuses are paid to CBS executives generally.

You will be eligible for a long-term incentive grant under the Company’s Long Term Management Incentive Plan. You will have an annual “target” value for your long-term incentive equal to One Hundred Twenty Thousand Dollars ($120,000), although your actual long-term incentive value, if any, may be more or less than the “target”. The award of a long-term incentive grant and the precise amount, timing and form of grant, shall be determined on an annual basis at the sole discretion of the Company’s Board of Directors and its Compensation Committee. Your long-term incentive award will be granted at the same time awards are made generally to other executives of CBS.

You will be eligible to participate in the benefit plans available to other executives of CBS Outdoor, subject to any waiting periods and in accordance with the eligibility and other terms and provisions of such plans, provided however, that you shall be considered eligible for three (3) weeks of company-paid vacation each calendar year, commencing January 1, 2007.

We have agreed to grant you an additional one time amount of Thirty Thousand Dollars ($30,000) in restricted share units (RSUs), the grant date of which will be the first day on which CBS Class B shares are traded on the NY Stock Exchange in the month following the month during which you are hired. Twenty-one Thousand Dollars ($21,000) of these RSUs shall vest in accordance with established 2006 performance criteria for other CBS executives. The remaining Nine Thousand ($9,000) shall vest in four (4) 25% annual increments on the anniversary date of the grant.

You acknowledge and understand that your employment will be on an “at will” basis. This means employment may terminated by you or the Company for any reason, and nothing in this offer of employment is intended to create a contract of employment for any period of time. In the event your employment is terminated within your first two (2) years of employment, other than for Cause, as defined under the then current Company policy (see attachment), you shall be eligible to receive severance in an amount equal to eighteen (18) months of base salary. This amount will reduce in subsequent years to twelve (12) months of base salary. In addition, you will be eligible to receive a bonus determined in accordance with the Company’s Short-Term Incentive Plan (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) prorated for the portion of the calendar year you were employed. This amount would be payable at the time bonuses are paid to CBS executives. All amounts paid upon your severance will be subject to mitigation by any amounts you may earn from any other employment. You will not be eligible for any other compensation upon your severance including any long-term incentives. Upon your termination for any reason, all unvested RSUs will be forfeited. In order to receive this severance, you will be required to sign a Release of Claims against the Company on a form acceptable to the Company.

As a basic practice, this offer is conditioned upon your completion of the Employee Certification for the CBS Business Conduct Statement and Updated Certifications as required. We have provided a copy of this statement for your review in the enclosed new hire orientation package.

If you have any questions regarding any of the information contained in this letter, please let me know. Please indicate your acceptance of our offer by signing in the space indicated below and returning a copy to me. You may first fax the signed copy to me at 212-975-1931 and then follow-up by mailing the original. Linda Kalarchian, our VP of Corporate HR, will contact you upon receipt of this form to complete your employment application and obtain references.

Richard, we welcome you to CBS Outdoor, one of the great collection of brands and businesses of CBS Corporation.

Best Regards,

/s/ Stephen Mirante
Stephen Mirante

Accepted and Agreed:

/s/ Richard H. Sauer	10/27/06

Richard H. Sauer	Date

Attachment: Definition of Cause

Cause shall mean: (i) dishonesty; (ii) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (iii) willful unauthorized disclosure of Confidential Information; (iv) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (v) your failure to comply with the written policies of CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time; (vi) your material breach of this agreement (including any representations herein); (vii) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this agreement; (viii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (ix) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of CBS’s businesses or those who conduct business with CBS and its affiliated entities. CBS will give you written notice prior to terminating your employment pursuant to (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv), (v), (vi), (vii),(viii) or (ix) of this paragraph; provided, however, that, if CBS reasonably expects irreparable injury from a delay of ten (10) business days, CBS may give you notice of such shorter period within which to cure as is reasonable under the circumstances.